Exhibit 107.1
Calculation of Filing Fee Table

FORM S-8
(Form Type)

Rapid7, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.01 par value per share, Rapid7, Inc. 2015 Equity Incentive Plan	(1)	Other	2,539,878	$31.11	$79,015,605	0.00015310	$12,097.29
Equity	Common Stock, $0.01 par value per share, Rapid7, Inc. 2015 Employee Stock Purchase Plan	(2)	Other	634,969	$26.45	$16,794,931	0.00015310	$2,571.31
Total Offering Amounts						$95,810,536		—
Total Fees Previously Paid								—
Total Fee Offsets								—
Net Fees Due								$14,668.60

(1)
(a) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”) that become issuable under the Rapid7, Inc. 2015 Equity Incentive Plan (the “2015 EIP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction.
(b) The Amount Registered represents shares of Common Stock that were automatically added to the shares authorized for issuance under the 2015 EIP on January 1, 2025.
(c) The Proposed Maximum Offering Price Per Unit is estimated in accordance with Rule 457(c) and (h) under the Securities Act, solely for the purpose of calculating the registration fee for the additional shares to be reserved under the 2015 EIP, on the basis of the average of the high and low prices of the Registrant’s Common Stock as reported on The Nasdaq Global Market on February 25, 2025.
(d) The Amount of Registration Fee is rounded up to the nearest penny.

(2)
(a) Pursuant to Rule 416(a) of the Securities Act, this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the Rapid7, Inc. 2015 Employee Stock Purchase Plan (the “2015 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction.
(b) The Amount Registered represents shares of Common Stock that were automatically added to the shares authorized for issuance under the 2015 ESPP on January 1, 2025.
(c) The Proposed Maximum Offering Price Per Unit is estimated in accordance with Rule 457(c) and (h) under the Securities Act, solely for the purpose of calculating the registration fee for the additional shares to be reserved under the 2015 ESPP, on the basis of the average of the high and low prices of the Registrant’s Common Stock as reported on The Nasdaq Global Market on February 25, 2025. Under the 2015 ESPP, the purchase price of a share of common stock is equal to 85% of the fair market value of the Registrant’s common stock on the offering date or the purchase date, whichever is less.
(d) The Amount of Registration Fee is rounded up to the nearest penny.